Exhibit 21.1

SUBSIDIARIES

CTM Media Group, Ltd. CTM Brochure Display of Puerto Rico, Inc. CTM Media Group, Inc. Ettractions, Inc. Idea and Design Works LLC IDT Local Media, Inc.